Exhibit 99.1

Press Release	Source: Tribute Pharmaceuticals Canada Inc.

Tribute Pharmaceuticals Receives Notice of Allowance for Canadian Patent Expanding Cambia® Use in Migraine Treatment

MILTON, ONTARIO - (Marketwired) - 01/04/16 - Tribute Pharmaceuticals Canada Inc. (TSX VENTURE:TRX) (OTCQX:TBUFF) ("Tribute" or the "Company"), a Canadian pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the U.S., today announced that the Canadian Intellectual Property Office has issued a Notice of Allowance for Canadian patent No. 2,632,375, entitled “Diclofenac Formulations and Method of Use.” This patent, which was developed by APR Applied Pharma Research s.a. (″APR″), a private, international corporation headquartered in Switzerland and focused on the development and commercialization of innovative healthcare products, is licensed exclusively to Tribute in Canada through a sub-license agreement with Depomed, Inc. (″Depomed″). Depomed has the exclusive North American rights to Cambia® licensed with APR. The issuance of the new patent will expand Tribute’s intellectual property protection for Cambia®, currently indicated in Canada for the treatment of acute migraine in adults over 18 years of age.

“This important Canadian patent allowance extends our core intellectual property protection in a market that has been strategically significant to us since the initial launch of Cambia® in Canada in October 2012,” stated Rob Harris, Tribute’s President and Chief Executive Officer. “This new patent extends our intellectual property rights to June 6, 2026.” IMS Health, an audited third party provider of sales data, reported an 89.2% increase in total prescriptions written for Cambia® during the three months ended September 30, 2015 compared to the three months ended September 30, 2014.

About Tribute

Tribute is a pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the U.S. markets. Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution), Uracyst® (sodium chondroitin sulfate solution 2%), Fiorinal®, Fiorinal® C, Visken®, Viskazide®, Collatamp® G, Durela®, Proferrin®, Iberogast®, MoviPrep®, Normacol®, Resultz®, Pegalax®, Balanse®, Balanse® Kids, Diaflor™, Mutaflor®, and Purfem® in the Canadian market. Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships. Tribute also has the exclusive U.S. rights to Fibricor® and its related authorized generic. In addition, it has the exclusive U.S. rights to develop and commercialize Bezalip® SR in the U.S. and has the exclusive right to sell bilastine, a product licensed from Faes Farma for the treatment of allergic rhinitis and chronic idiopathic urticaria (hives), in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and pediatric presentations in Canada. Bilastine is subject to receiving Canadian regulatory approval. Tribute also has the Canadian rights to ibSium®, which was approved in Canada in June 2015 and two additional pipeline products including Octasa® and BedBugz™, both of which are pending submission to Health Canada. Tribute's common shares are traded on the TSX Venture Exchange under the symbol "TRX" and on the OTCQX International under the symbol "TBUFF". For more detailed company information, including copies of this and other press releases, please visit www.tributepharma.com.

About APR Applied Pharmaceutical Research

APR is a Swiss, independent developer of science-driven, patent-protected healthcare products. APR identifies, develops and licenses science-driven, value-added products designed to address patient or consumer needs in selected therapeutic areas on a global basis. Specifically, APR is currently focused on two major areas: (i) internally developed and financed (alone or with our co-development partners) proprietary, value-added products to be licensed to healthcare companies for their commercialization, and (ii) support to third-party projects, by offering added value R&D services under contract and fee for service arrangements.  APR has a balanced pipeline of revenue generating branded products commercialized in all major markets, combined with a compelling pipeline of products at different development stages. APR has entered into licensing and partnership agreements with pharmaceutical companies in over 70 countries with international sales on a worldwide basis.

Tribute Pharmaceuticals' Forward-Looking Statements

This press release contains certain forward-looking statements about Tribute as defined in the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Such statements include, but are not limited to, the expansion of Tribute’s intellectual property protection for Cambia® and the potential for Cambia in the Canadian market. Forward-looking statements, by their nature, are subject to risks and uncertainties. Tribute's actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, any of which could cause actual results to vary materially from current results or anticipated future results, including but not limited to, those risks and uncertainties disclosed under the heading "Risk Factors" of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2014 and its other filings filed with the United States Securities and Exchange Commission and Canadian securities regulatory authorities which are available online at www.sec.gov and at www.sedar.com, respectively. Accordingly, readers should not place undue reliance on forward-looking statements Tribute assumes no obligation to update any forward-looking statements.

Cambia® is a registered trademark and under license from Depomed.

For further information on Tribute visit the Company's website: www.tributepharma.com.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Tribute Pharmaceuticals Canada Inc.
Scott Langille
CFO
905-876-3166
scott.langille@tributepharma.com
www.tributepharma.com